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                                                                   EXHIBIT 23(b)


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Banknorth Group, Inc.:


     We consent to the incorporation by reference in the Registration Statement on Form S-4 of Banknorth Group, Inc. of our report dated January 11, 2002, with respect to the consolidated balance sheets of Banknorth Group, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Banknorth Group, Inc., and to the reference to our firm under the heading "Experts" in the Prospectus/Proxy Statement.


                                                                    /s/ KPMG LLP

Boston, Massachusetts
May 3, 2002